RESTATED

CERTIFICATE OF INCORPORATION

OF

51148, INC.

(a Delaware corporation)

(Pursuant to Section 245 and Section 242 of the

General Corporation Law of the State of Delaware)

51148, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

1.         The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on February 2, 2005 by filing its original Certificate of Incorporation under the name 51148, Inc. The name of the Corporation is being changed to Dewpoint Environmental, Inc. pursuant to this Restated Certificate of Incorporation (this “Certificate”).

2.          Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate restates and integrates, and also further amends, the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented. This Certificate has been duly adopted in accordance with Section 245 and Section 242 of the General Corporation Law of the State of Delaware.

3.          The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST:	The name of the Corporation is Dewpoint Environmental, Inc.

SECOND:         The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is , 1209 Orange Street, in the City of Wilmington (19801), County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

(a) The maximum number of shares which the Corporation shall have authority to issue is One Hundred and Fifty Million (150,000,000), of which One Hundred Million (100,000,000) shares shall be Common Stock, having a par value of $.001 per share, and Fifty Million (50,000,000) shares shall be Preferred Stock, having a par value of $.001 per share.

(b) Preferred Stock. The board of directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such designations, powers, preferences and rights and such qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(c) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock will exclusively possess all voting rights and powers and the holders of the Common Stock will have one vote for each share of Common Stock held of record.

(d) Subject to the provisions of this Certificate and except as otherwise provided by law, the shares of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine.

FIFTH:                         The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH:                         The business and affairs of the Corporation will be managed by or under the direction of the board of directors. The board of directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate directed or required to be exercised or done by the stockholders. Directors need not be elected by written ballot unless the by-laws of the Corporation otherwise provide.

(a)The number of directors of the Corporation may be fixed from time to time by action of not less than a majority of the members of the board of directors then in office, though less than a quorum, but in no event may be less than one (1) nor more than ten (10).

(b)Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office (and not by the stockholders), though less than a quorum, and directors so chosen will hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

SEVENTH:       No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to acts or omissions of such director occurring prior to such amendment.

EIGHTH:

(a)Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification and payment of expenses, the Corporation may indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article will be a contract right and will include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, may be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified such expenses under this section or otherwise.

(b)           If a claim under paragraph (a) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period will be twenty days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the Indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition when the required undertaking, if any, has been provided to the Corporation) or by the Corporation to recover payments by the Corporation of expenses incurred by an Indemnitee in defending, in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the burden of proving that the Indemnitee is not entitled to be indemnified under this Article or otherwise will be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the action.

(c)            The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article will not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(e)            The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

NINTH:            The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, does now make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 28 day of June, 2006.

/s/ Jon R. Hall

Jon R. Hall,

Chief Executive Officer

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